As filed with the Securities and Exchange Commission on November 19, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

The Marzetti Company

(Exact name of registrant as specified in its charter)

Ohio	13-1955943
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

380 Polaris Parkway, Suite 400 Westerville, Ohio	43082
(Address of Principal Executive Offices)	(Zip Code)

The Marzetti Company 2025 Omnibus Incentive Plan

(Full title of the plan)

Matthew R. Shurte, Esq.

General Counsel and Secretary

The Marzetti Company

380 Polaris Parkway, Suite 400

Westerville, Ohio 43082

(Name and address of agent for service)

(614) 224-7141

(Telephone number, including area code, of agent for service)

Copies of Correspondence to:

Arthur McMahon, III

Taft Stettinius & Hollister LLP

425 Walnut Street, Suite 1800

Cincinnati, Ohio 45202

(513) 381-2838

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I will be delivered to all participants in accordance with Rule 428(b) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have previously been filed by The Marzetti Company (the “Company”) with Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and shall be deemed to be a part hereof:

1.	The Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2025, filed on August 21, 2025.

2.	The Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2025, filed on November 4, 2025.

3.	The Company’s Current Reports on Form 8-K filed on June 30, 2025 and August 13, 2025.

4.

The description of the Company’s common stock, which is contained in Exhibit 4.2 to the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2025 (filed on August 21, 2025), or contained in any subsequent amendment or report filed for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (except to the extent information is furnished and not filed pursuant to securities laws and regulations) after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents with the Commission, except as to specific sections of documents as set forth therein.

Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Set forth below is a description of certain provisions of the Ohio Revised Code (the “ORC”) and the Company’s regulations (as amended, the “Regulations”), as such provisions relate to the indemnification of the directors and officers of the Company. This description is intended only as a summary and is qualified in its entirety by reference to the ORC and the Regulations.

Regulations

The Company’s Regulations provide that the Company shall indemnify any director or officer and any former director or officer of the Company and any person who is or has served at the request of the Company as a director, officer or trustee of another corporation, partnership, joint venture, trust or other enterprise (and his or her heirs, executors and administrators), to the fullest extent and according to the procedures and requirements set forth in the Ohio General Corporation Law. The Company’s Regulations also provide that the indemnification provisions provided for therein do not restrict the right of the Company (i) to indemnify its employees, agents and others as permitted by law, (ii) to purchase and maintain insurance or provide similar protection on behalf of its directors, officers and such other persons against liabilities asserted against them or expenses incurred by them arising out of their service to the Company, and (iii) to enter into agreements with such persons indemnifying them against such liabilities.

The Company has entered into indemnification agreements with each of its current directors and officers that include, in each case, indemnification provisions to provide them additional contractual assurances regarding the scope of the indemnification set forth in the Regulations and to provide additional procedural protections.

Ohio Law

Under Section 1701.13 of the ORC, an Ohio corporation may indemnify or agree to indemnify a director or officer who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that the person is or was a director or officer, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with such action, suit, or proceeding, if the director or officer acted in good faith and in a manner the director or officer reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if the director or officer had no reasonable cause to believe his or her conduct was unlawful.

Under Section 1701.13 of the ORC, an Ohio corporation may also indemnify or agree to indemnify any director or officer who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that the person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, actually and reasonably incurred by the director or officer in connection with the defense or settlement of such action or suit, if the director or officer acted in good faith and in a manner the director or officer reasonably believed to be in or not opposed to the best interests of the corporation, except in certain circumstances set forth in Section 1701.13(E) of the ORC.

The indemnification authorized under Ohio law is not exclusive and is in addition to any other rights granted to officers and directors under an Ohio corporation’s articles of incorporation or code of regulations or any agreement with directors, officers and certain other persons. Ohio corporations may also purchase and maintain insurance for directors and officers.

The Company has purchased insurance policies that provide indemnification for the acts and omissions of the Company’s directors and officers in certain situations.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

For a full list of exhibits, see the Exhibit Index in this registration statement, which is incorporated into this Item 8 by reference.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westerville, State of Ohio, on November 19, 2025.

The Marzetti Company

By:	/s/ Thomas K. Pigott
Name:	Thomas K. Pigott
Title:	Vice President, Chief Financial Officer and Assistant Secretary

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of David A. Ciesinski, and Matthew R. Shurte or any one of them, his or her true and lawful attorney-in-fact, with full power of substitution, for him or her and his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorneys-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement and power of attorney have been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ DAVID A. CIESINSKI	President, Chief Executive Officer	November 19, 2025
David A. Ciesinski	and Director
(Principal Executive Officer)

/s/ THOMAS K. PIGOTT	Vice President, Chief Financial Officer	November 19, 2025
Thomas K. Pigott	and Assistant Secretary
(Principal Financial and Accounting Officer)

/s/ ALAN F. HARRIS	Chairman of the Board	November 19, 2025
Alan F. Harris	and Director

/s/ ZENA SRIVATSA ARNOLD	Director	November 19, 2025
Zena Srivatsa Arnold

/s/ BARBARA L. BRASIER	Director	November 19, 2025
Barbara L. Brasier

/s/ ROBERT L. FOX	Director	November 19, 2025
Robert L. Fox

/s/ ELLIOT K. FULLEN	Director	November 19, 2025
Elliot K. Fullen

/s/ JOHN B. GERLACH, JR.	Director	November 19, 2025
John B. Gerlach, Jr.

/s/ MICHAEL H. KEOWN	Director	November 19, 2025
Michael H. Keown

/s/ GEORGE F. KNIGHT III	Director	November 19, 2025
George F. Knight III

/s/ ROBERT P. OSTRYNIEC	Director	November 19, 2025
Robert P. Ostryniec

Exhibit Index

Exhibit Number	Exhibit Description

4.1	Second Amended and Restated Articles of Incorporation of The Marzetti Company (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K, filed June 30, 2025).

4.2	Second Amended and Restated Regulations of The Marzetti Company, dated as of June 27, 2025 (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K, filed June 30, 2025).

4.3	Specimen Certificate of Common Stock (incorporated by reference to Exhibit 4.1 to the Annual Report on Form 10-K for the fiscal year ended June 30, 2025, filed August 21, 2025).

4.4	The Marzetti Company 2025 Omnibus Incentive Plan (incorporated by reference to Annex A to the Definitive Proxy Statement on Scheduled 14A filed on October 20, 2025).

5.1*	Opinion of Taft Stettinius & Hollister LLP.

23.1*	Consent of Taft Stettinius & Hollister LLP (included in Exhibit 5.1).

23.2*	Consent of Deloitte & Touche LLP.

24.1	Power of Attorney (contained on signature page).

107*	Filing Fee Table.

*	Filed herewith.